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                                                                   Exhibit 10.15

                         The Yankee Candle Company, Inc.
                               102 Christian Lane
                               Whately, MA 0 1093

March 31, 2001

Mr. Michael D. Parry
President and Chief Executive Officer
The Yankee Candle Company, Inc.
102 Christian Lane
Whately, MA 0 1093

Dear Mike:

     This letter confirms our agreement as to your resignation as Chief Executive Officer of Yankee Candle. Our goal is to acknowledge your years of service with the company, as well as to secure your assistance and support during the transition to a new Chief Executive Officer.

     1. REPURCHASE OF SHARES. You currently hold an aggregate of 451,234 shares of common stock of the company, all of which are subject to a Stockholder's Agreement, dated as of July 6, 1999. Of these shares, 326,768 are unvested, After your resignation, the company will exercise its right to repurchase 217,845 of these unvested shares but will not exercise its right to repurchase the other 108,923 shares. The purchase price (which will be based on book value, as defined) and the procedures for the repurchase of the unvested shares are set forth in the Stockholder's Agreement. You acknowledge your understanding that, even after your termination of employment the terms and conditions of the Stockholder's Agreement will continue to apply to you. This includes the fact that the company may repurchase all of your shares of common stock, regardless of whether they are vested or unvested, at the lower of your cost or book value, as defined, if you engage in any "Prohibited Activity" or "Competitive Activity," in each case as defined in the Stockholder's Agreement. These activities include, among other things, your solicitation or your assistance in the solicitation of employees of the company or making disparaging remarks about the company.

     2. CONTINUING PAYMENTS. Subject to paragraph 3 of this letter, the company will continue to pay you $275,000 per year for the two years beginning on March 30, 2001 and ending on March 30, 2003 on the same payroll schedule as the other senior executives of the Company. Before your resignation, these payments will be your sole compensation from the company, and, after your resignation, these payments will be your sole severance payments from the company. In addition, you and your eligible dependents will receive continued medical coverage for the next two years at the same rates as are paid during this period by employees generally.

     3. CONTINUING COVENANTS. The company expects you to be helpful and supportive to it and the new Chief Executive Officer. Thus, you agree that, while the company has any obligation to make any of the payments set forth in paragraph 2, you will not engage in any "Prohibited Activity" as defined in
Section 3.1 of the Stockholder's Agreement or "Competitive Activity" as defined in Section 3.2 of the Stockholder's Agreement. These sections of the Stockholder's Agreement are incorporated into this letter by reference. You also agree that, during this period, you will. not undermine the company's relationships with its executives and other key employees. If you do engage in any of these activities during this period, the company will stop making these payments and will have the right to pursue any other legal remedies

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available to it.

     4. CONSULTATION WITH COUNSEL. You acknowledge that you had the opportunity to consult with a lawyer (of your own choosing and at your own expense) before signing this letter and that you have signed this letter voluntarily and free from any coercion or duress.

     We appreciate all you have done for the company, and we wish you well in your future endeavors. Please indicate your acceptance and agreement to the foregoing in the space below.


                                          Sincerely yours,

                                          THE YANKEE CANDLE COMPANY, INC


                                          /s/ Sandra J. Horbach
                                          --------------------------------------
                                          By: Sandra J. Horbach
                                          Its: Director and Member of the
                                               Executive Committee


                                          /s/ Robert R. Spellman
                                          --------------------------------------
                                          By: Robert R. Spellman
                                          Its: Chief Financial Officer


ACKNOWLEDGED AND AGREED this
31st day of March, 2001


/s/ Michael D. Parry
----------------------------------
        Michael D. Parry